EXHIBIT 99.1

Investor Relations: ICR, Inc. John Mills, Senior Managing Director (310) 954-1100 John.Mills@icrinc.com	Company: Javo Beverage Company, Inc. William Marshall (760) 560 - 5286 ext. 503 investing@javobeverage.com

JAVO BEVERAGE COMPANY ANNOUNCES RECORD SALES; IMPROVED OPERATING MARGIN IN THE FOURTH QUARTER

Fourth Quarter Gross Sales Increase 48.8% to $4.8 Million

Fourth Quarter Gross Profit Grew 141.8% to $1.1 Million

Full Year Gross Sales Increase 18.1% to $23.1 Million

Full Year Gross Profit Margin Expands to 41.3%, an Improvement of 670 Basis Points

SAN DIEGO, CA – March 17, 2010 -- Javo® Beverage Company, Inc. (OTC BB: JAVO), a leading supplier of premium dispensable coffee and tea-based beverages to the foodservice industry, announced today its audited financial results for the fourth quarter and full year 2009.

Financial Highlights for the Fourth Quarter

•	Gross sales increased 48.8% to $4.8 million from $3.2 million in the fourth quarter 2008.

•	Net sales increased 46.1% to $3.6 million from $2.5 million in the prior year period.

•	Dispensed products sales were $4.2 million compared to $2.9 million, or 45.7% above the fourth quarter 2008.

•	Gross profit as a percent of net sales for the quarter expanded to 31.1% from 18.8% in the fourth quarter of 2008, an increase of 1,232 basis points from the year ago period.

•	Selling and marketing expenses for the quarter decreased $26 thousand to 31.1% of net sales, a 1,540 basis point improvement from Q4 2008.

Javo Beverage Company – page 2

•	Operating loss decreased to $2.5 million from $3.0 million, a $489 thousand improvement over the fourth quarter of 2008.

•
Net loss was $3.2 million for the quarter, a $779 thousand improvement over the fourth quarter of 2008.  Excluding non-cash items, the Company’s net loss of $1.6 million was $0.7 million lower than in 2008.

Financial Highlights for the Full Year 2009

•	Gross sales for the full year increased 18.1% to $23.1 million from $19.6 million in 2008.

•	Net sales increased 8.8% to $18.7 million from $17.2 million in 2008.

•	Dispensed products sales for the full year 2009 were $21.0 million, up 33.9% over the same period in 2008.

•	Gross profit as a percent of net sales increased 670 basis points to 41.3% from 34.7% in the prior year.

•	Selling and marketing expenses decreased $254 thousand to 25.3% of net sales compared to 29.0% in 2008.

•	Net loss was $13.7 million, compared to $10.8 million in 2008. Excluding non-cash items, the Company’s net loss of $2.9 million was $2.2 million lower than in 2008.

Reclassification of Marketing Allowances

The Company has chosen to reclassify marketing discounts and returns that are paid to various customers through bill backs or direct payments, from a selling and marketing expense in SG&A to a deduction from gross sales to arrive at net sales.  The reclassification is being done to provide greater transparency for selling and marketing expenses by separating contracted customer discounts and allowances from other sales and marketing costs.  The table below provides a comparison of the two income statement presentations before and after the reclassification.  Additional details are presented in the Company’s Annual Report on Form 10-K for 2009, filed March 16, 2010. The reclassification of marketing allowances had no effect on the Company’s gross sales or earnings.

Javo Beverage Company – page 3

	2009
Comparative Income Statement Before & After Reclassification	Before	After

Gross sales	$23,097,334	$23,097,334
Discounts & returns	(292,142)	(4,408,682)
Net sales	22,805,192	18,688,652
Cost of sales	(10,961,560)	(10,961,560)
Gross profit	11,843,632	7,727,092

Operating expenses:
Selling and marketing	(4,721,913)	(4,721,913)
Allowances	(4,116,540)	--
Total selling and marketing	(8,838,453)	(4,721,913)
General and administrative	(9,568,715)	(9,568,715)
Total operating expenses	(18,407,168)	(14,290,628)

Loss from operations	(6,563,536)	(6,563,536)

Total other expense	(7,094,035)	(7,094,035)

Net loss	$(13,657,571)	$(13,657,571)

Fourth Quarter 2009 Review

For the fourth quarter of 2009, gross sales increased to $4.8 million, up 48.8% from $3.2 million in the same quarter in 2008.  Net sales for the fourth quarter of 2009 increased 46.1% to $3.6 million, after deducting variable marketing allowances of $1.2 million.  Gross sales from dispensed products, the Company’s primary source of revenue, grew to $4.2 million, a 45.7% increase compared to the prior year quarter.  This improvement was due, primarily, to an increase in the number of beverage dispensing locations serving Javo’s coffee and tea products.  At the end of the fourth quarter, the Company owned and serviced 5,209 beverage dispensers at customer locations using its coffee and tea concentrates.  In addition, the Company estimates that there are approximately 6,300 additional locations purchasing the Company’s products that own and service their own dispensing equipment.  Total owned and estimated customer owned dispensing locations of 11,509 were 25% higher at the close of Q4 2009 compared to the same period a year ago.  The method for computing the number of dispensing locations has been modified from prior reports in order to provide greater visibility into the value of a dispensing location.  Specifically, the revised metric for dispensers includes only dispensers that had been installed and were generating product revenue as of December 31, 2009.  Locations sold by the Company but pending activation will be included in the metric after installation in order to better correlate dispenser totals with Company revenue. The Company’s revenue from bulk ingredients and packaged coffee and tea mixes, which do not utilize dispensing equipment, was $541 thousand, compared to $286 thousand for the fourth quarter of 2008.  Non-dispensed product sales growth during the quarter was due primarily to the timing of production runs for certain customers.

Javo Beverage Company – page 4

For the fourth quarter of 2009, gross profit increased 141.8% to $1.1 million from $468 thousand in the same period of 2008.  Gross profit as a percentage of net sales for the quarter increased 1,232 basis points to 31.1% as the Company benefited from operating leverage and purchasing efficiencies derived at the higher sales level, the integration of several manufacturing processes, and a favorable shift in product mix towards higher margin iced coffee.

Fourth quarter 2009 sales and marketing expenses decreased $26 thousand to $1.1 million, or 31.1% of net sales, compared to $1.2 million, or 46.4% of net sales, in the fourth quarter of 2008.

General and administrative expenses for the fourth quarter of 2009 were $2.5 million, or 70.0% of net sales, compared to $2.3 million, or 94.2% of net sales, for the same period last year.  Excluding non-cash depreciation, amortization and stock-based compensation, general and administrative expenses increased $103 thousand compared to the year ago period but decreased as a percentage of net sales by 1,421 basis points.

For the fourth quarter of 2009, other income/expense items totaled $705 thousand compared to $995 thousand in the comparable period last year.  The decrease was primarily due to a $468 thousand reduction in interest expense offset by a reduction in derivative income.

The Company’s net loss for the quarter was $3.2 million, or ($0.01) per share, compared with $4.0 million, or $(0.03) per share, in the same quarter of the previous year.  Excluding non-cash items, the Company’s fourth quarter net loss was $1.6 million, $0.7 million lower than the same quarter in the prior year.

Full Year 2009 Review

For the full year of 2009, gross sales increased to $23.1 million, up 18.1% from $19.6 million in 2008.  Net sales for 2009 increased 8.8% to $18.7 million.  Gross sales from dispensed products, the Company’s primary source of revenue, grew to $21.0 million, a 33.9% increase compared to the prior year.  The Company’s revenue from bulk ingredients and packaged coffee and tea mixes, which do not utilize dispensing equipment, was $2.0 million, representing a decline of $1.7 million versus the full year of 2008.  Non-dispensed product sales were lower, partly, due to a change in the way that the Company invoices one of its largest packaged coffee customers that had the effect of lowering revenue but not affecting gross profit.

Javo Beverage Company – page 5

For the full year of 2009, gross profit increased 29.8% to $7.7 million from $5.9 million in 2008.  Gross profit margin for the year increased 670 basis points to 41.3% as the Company continued to benefit from operating efficiencies gained through the integration of several manufacturing processes and a favorable shift in product mix to dispensed products.

Full year 2009 sales and marketing expenses decreased to $4.7 million, or 25.3% of net sales, compared to $4.9 million, or 29.0% of net sales, in 2008.  As discussed previously, variable marketing allowances were reclassified from sales and marketing expense to a reduction from gross sales.

Net loss was $13.7 million, or $(0.05) per diluted share, compared to a net loss of $10.8 million in 2008, or $(0.07).  Excluding non-cash items, the Company’s net loss of $2.9 million was $2.2 million lower than in 2008.

Liquidity and Capital Resources

As of December 31, 2009, the Company had cash and cash equivalents of $1.6 million compared to $905 thousand as of December 31, 2008.

In November 2009, the Company entered into an agreement with a current lender to provide $4.0 million for a working capital loan, carrying interest at 12%, and issued 15.0 million shares of its common stock.  The $4.0 million promissory note requires no interest or principal payments until the maturity date at the end of its sixty-six month term.  In addition, the Company has a commitment for an additional $3.5 million to fund debt service on the lender’s existing $12.0 million promissory note funded in April 2009. The Company is required to issue promissory notes and 3.75 shares of common stock for every dollar advanced on this commitment.  These additional promissory notes accrue interest at 12% per annum and require no interest or principal payments until the maturity date at the end of its sixty-six month term.  Additional details of the offering are disclosed in a Company Form 8-K filing dated November 19, 2009.

Management Comment

“During 2009, we made important, steady progress in many areas of our business.  Gross sales grew 18% despite unfavorable weather conditions for our iced coffee products, gross margins increased by 670 basis points and we reduced operating expenses as a percent of net sales by 295 basis points,” commented Cody C. Ashwell, chairman and CEO of Javo Beverage Company.  “Throughout 2009, we entered into new account relationships for our dispensed coffees and teas and increased the number of dispenser locations in a challenging economic climate.”

Javo Beverage Company – page 6

Gary Lillian, president of Javo Beverage Company, added, “For our fourth quarter, we experienced a 35% increase in hot coffee sales and our iced coffee business improved 75% even as many of our regions were working through high inventories following unseasonably wet and cold weather in the summer.  These were positive rates of growth given that our year ending base of 11,509 installed, revenue generating dispensers was 25% above the same point in 2008.  This dispenser total revises the method of past reports to eliminate sold but pending installations and report only on the locations that were estimated to be installed at customer foodservice locations.  The installed dispenser metric is intended to provide better insight into and correlation with our dispensed products revenue.”

Mr. Lillian continued, “Thanks to the robust activity of industry giants like McDonalds® and Dunkin’ Donuts®, the iced coffee category is continuing to grow nicely.  In fact, the marketing research firm, NPD, has reported that ice coffee consumption for 2009 was up 20%. As an early entrant and current leader in the supply of dispensable iced coffee for foodservice, Javo stands to benefit as the category matures.”

2010 Outlook

In 2010, Management expects that several factors will contribute to growth in the Company’s dispensed products, including:

•	Dispenser Growth: The Company had approximately 25% more owned and non-owned dispensing locations at the beginning of 2010 compared to the prior year.
•
New Products:  The Company has expanded its product offerings of iced coffees and teas and added four new premium on-demand hot coffee flavors.   These newest flavors are well suited to serve the growing number of foodservice operators that want to offer their customers high-end coffee in a less labor intensive and less wasteful manner.

•
Distribution and National Sales Force:  The Company enters 2010 with a broader distribution footprint and national sales and service that is equipped to expand dispenser locations within networks of existing clients.

Due to improvements made during 2009 in its operating platform and management systems, the Company anticipates only modest changes to its total fixed selling, general and administrative costs for the year 2010.

Javo Beverage Company – page 7

Conference Call

Management of Javo Beverage will host a conference call today at 4:30 pm EDT to discuss the Company's financial results and achievements. Those who wish to participate in the conference call may telephone (866) 682-6100 from the U.S. or (201) 499-0416 for international callers. A digital replay of the conference call will be available by telephone approximately 1 hour after the completion of the call. It will be available for 90 days and may be accessed by dialing (888) 632-8973 from the U.S. or (201) 499-0429 for international callers. At the prompt, dial replay code "23374153#".

About Javo® Beverage Company, Inc.

Based in Vista, California, Javo® Beverage Company (OTC Bulletin Board: JAVO) is an innovator and leader in the manufacture of coffee and tea-based dispensed beverages, drink mixes and flavor systems. The company has successfully commercialized a proprietary brewing technology that yields fresh brewed coffees and teas that are flavorful, concentrated and stable, with broad applications in the foodservice, food manufacturing and beverage industries. For foodservice operators, Javo makes it possible to serve great tasting hot coffees and cold specialty coffee beverages from convenient dispenser-based systems.  Javo also assists food and beverage processors seeking authentic and robust coffee and tea flavors through its development and supply of customized ingredients for packaged foods and ready-to-drink beverages. The company supplies a growing list of national and international foodservice operations, specialty coffee retailers, restaurant chains and food manufacturers. For information about Javo Beverage Company, please visit www.javobeverage.com.

Forward-looking statements

This release contains forward-looking statements made by or on behalf of Javo® Beverage Company, Inc. All statements that address events or operating performance that the Company expects will occur in the future, including statements relating to revenue growth, dispenser location growth, annual revenue per dispenser, volume growth, share of sales, future profitability or statements expressing general optimism about future operating results, and future financings are forward-looking statements. These forward-looking statements are based on management's current views, and management cannot assure that anticipated results will be achieved. These statements are subject to numerous risks and uncertainties, including those set forth in the Company's risk factors contained in the Company's most recent annual report on Form 10-K and in subsequent quarterly reports on Form 10-Q, copies of which are available from the Company without charge and from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements and are encouraged to review the risk factors that could affect actual results. The Company disclaims any intent to update forward-looking statements.

Javo Beverage Company – page 8

JAVO BEVERAGE COMPANY, INC.
CONDENSED BALANCE SHEETS
As of December 31, 2009 and 2008

	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$1,604,578	$905,344
Restricted cash	140,000	4,777,000
Total cash, restricted cash and cash equivalents	1,744,578	5,682,344

Accounts receivable, less allowances	2,573,723	1,526,120
Inventory, net of reserve for obsolescence	1,246,129	785,713
Prepaid expenses	370,052	103,607
Total current assets	5,934,482	8,097,784

Property and equipment, net	11,629,536	11,365,253
Intangibles, net	2,396,015	761,979
Deposits	23,858	23,858

Total assets	$19,983,891	$20,248,874

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$4,006,857	$6,386,952
Lines of credit	1,772,801	5,816,230
Accrued payroll and related benefits	238,108	250,369
Accrued short-term interest payable	578,847	259,629
Warrants payable	9,477	56,771
Current portion of long-term debt	271,732	5,128,747
Total current liabilities	6,877,822	17,898,698

Long-term debt, net of current portion	26,692,123	10,577,674
Unamortized discount on long-term debt	(11,126,194)	(6,197,748)
Accrued long-term interest payable	68,379	15,504
Total liabilities	22,512,130	22,294,128
Commitments and contingencies	--	--
Stockholders' Deficit:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 2,362,746 shares issued and outstanding as of December 31, 2009, 2,147,952 shares issued and outstanding as of December 31, 2008. 150,000 shares have been reserved for the Junior A Participating Preferred stock.	2,363	2,148
Common stock, $0.001 par value, 300,000,000 shares authorized, 298,803,342 shares issued and outstanding as of December 31, 2009, 186,403,648 shared issued and outstanding as of December 31, 2008.	298,803	186,404
Additional paid in capital	75,228,355	60,018,442
Accumulated deficit	(78,057,760)	(62,252,248)
Total stockholders' deficit	(2,528,239)	(2,045,254)

Total liabilities and stockholders' deficit	$19,983,891	$20,248,874

Javo Beverage Company – page 9

JAVO BEVERAGE COMPANY, INC.
STATEMENTS OF OPERATIONS

	For the Year Ended		For the Three Months Ended
	2009	2008	12/31/2009	12/31/2008

Gross sales	$23,097,334	$19,560,988	$4,814,871	$3,236,575
Marketing allowances and returns	(4,408,682)	(2,385,069)	(1,176,589)	(746,316)
Net sales	18,688,652	17,175,919	3,638,282	2,490,259
Cost of sales	(10,961,560)	(11,223,960)	(2,505,758)	(2,021,875)
Gross profit	7,727,092	5,951,959	3,145,454	468,,384
	41.3%	34.7%	31.1%	18.8%
Operating expenses:
Selling and marketing	(4,721,913)	(4,976,564)	(1,129,804)	(1,156,162)
General and administrative	(9,568,715)	(8,664,409)	(2,547,209)	(2,345,438)

Total operating expenses	(14,290,628)	(13,640,973)	(3,677,013)	(3,501,600)

Loss from operations	(6,563,536)	(7,689,014)	(2,544,489)	(3,033,216)

Other income (expenses):
Interest income	18,306	165,058	357	29,966
Interest expense	(9,070,702)	(5,897,573)	(1,346,221)	(1,814,294)
Income (expense) from derivatives	47,294	2,332,444	9,324	500,919
Other income	1,983,430	339,121	633,297	298,180
Gain/(loss) on disposal of assets	(72,362)	(20,014)	(1,778)	(10,014)

Total other expense	(7,094,034)	(3,080,964)	(705,021)	(995,243)

Net loss	$(13,657,570)	$(10,769,978)	$(3,249,510)	$(4,028,459)

Basic and diluted loss per share	$(0.05)	$(0.07)	$(0.01)	$(0.03)

Weighted average number of shares outstanding, basic and diluted	262,649,484	160,598,172	291,140,299	160,598,172

Javo Beverage Company – page 10

JAVO BEVERAGE COMPANY, INC.
RECONCILATION OF NET LOSS, LOSS FROM OPERATIONS AND GENERAL AND ADMINISTRATIVE EXPENSE
BEFORE NON-CASH ITEMS FOR THE THREE MONTHS AND YEARS ENDING DECEMBER 31, 2009 AND 2008

			Three Months Ended
Reconciliaton of net loss before non-cash items	For Year		December 31,
	2009	2008	2009	2008
Net loss	$(13,657,570)	$(10,769,978)	$(3,249,510)	$(4,028,459)
Add Non-cash expenses
Depreciation & Amortization	3,338,480	1,884,099	876,195	638,664
Other Non-cash items	7,343,391	3,817,546	799,522	1,162,048
Total non-cash items	10,681,871	5,701,645	1,675,717	1,800,712

Net loss before non-cash expenses	$(2,975,699)	$(5,068,333)	$(1,573,793)	$(2,227,747)

			Three Months Ended
	For Year		December 31,
Reconciliation to Loss from operations before non-cash items	2009	2008	2009	2008
	$(6,563,536)	$(7,689,014)	$(2,544,489)	$(3,033,216)
Add Non-cash expenses
Depreciation & Amortization	3,338,480	1,884,099	876,195	638,664
Stock Based Compensation	1,070,000	1,824,520	222,875	361,629
Loss from operations before non-cash expenses	$(2,155,056)	$(3,980,395)	$(1,445,419)	$(2,032,923)

			Three Months Ended
	For Year		December 31,
Reconciliation to General and administrative expense before non-cash items	2009	2008	2009	2008
General and administrative expense	$(9,568,715)	$(8,664,409)	$(2,547,209)	$(2,345,438)
Add Non-cash expenses
Depreciation & Amortization	3,338,480	1,884,099	876,195	638,664
Stock Based Compensation	1,070,000	1,824,520	222,875	361,629
Loss from operations before non-cash expenses	$(5,160,235)	$(4,955,790)	$(1,448,139)	$(1,345,145)